Exhibit 99.1

Exactech Q3 Revenue $42.4M;

Net Income $2.7M or $0.21 EPS

Q3 Revenue Up 12%; Net Income Up 28%

Gainesville, Fla. – October 27, 2009 – Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that total revenue for the third quarter of 2009 increased 12% to $42.4 million from $37.9 million in the third quarter of 2008. Diluted earnings per share for the quarter was $0.21 based on net income of $2.7 million. This compares with net income of $2.1 million or $0.16 diluted EPS a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $845,000 related to the ongoing Department of Justice (DOJ) inquiry, was $3.3 million or $0.25 EPS.

Third Quarter Highlights and Segment Performance

•	Net income increased 28% to $2.7 million

•	Net income excluding DOJ inquiry costs was $3.3 million or $0.25 EPS

•	Hip implant revenue increased 24% to $6.8 million from $5.5 million

•	Knee implant revenue increased 4% to $17.3 million from $16.6 million

•	Biologic and spine revenue increased 7% to $6.5 million from $6.1 million

•	Extremity implant revenue increased 31% to $5.5 million from $4.2 million

•	Other products revenue increased 13% to $6.3 million from $5.5 million

Nine Months Highlights and Segment Performance

For the first nine months of 2009 revenue was $129.0 million, an increase of 6% over $121.4 million for the comparable period last year. Net income for the first nine months of 2009 was $7.8 million representing a 2% decrease from the first nine months of 2008. Net income for the nine months, excluding pre-tax legal expenses and costs of $3.4 million related to the ongoing Department of Justice (DOJ) inquiry, was $10.0 million or $0.77 diluted EPS.

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EXACTECH INC.

First nine month product revenues were as follows:

•	Hip implant revenue increased 14% to $20.0 million from $17.5 million

•	Knee implant revenue decreased 2% to $54.7 million from $55.6 million

•	Biologic and spine revenue increased 5% to $20.5 million from $19.4 million

•	Extremity implant revenue increased 38% to $16.4 million from $11.8 million

•	Other products revenue increased 2% to $17.4 million from $17.1 million

Exactech Chairman and CEO Bill Petty said, “We are encouraged as we move into the fourth quarter of 2009. Our seasonally slow third quarter produced year over year revenue growth in all segments – and stellar growth in two of our five reporting segments. In fact, on a sequential basis, revenue in the third quarter exceeded second quarter sales in hips, extremities and other products segments. Our innovative new products such as the new Novation Element® hip products, Equinoxe® shoulder and LPI Instrumentation are driving growth. We continue to make substantial investments in new product development as we see attractive opportunities ahead of us.”

“Hip revenue increased 24% to $6.8 million from $5.5 million in the third quarter of 2008. Another highly successful product segment is our extremity segment, which increased revenue 31% to $5.5 million from $4.2 million in the third quarter. Revenue from our knee implant product lines, our largest segment, increased 4% to $17.3 million from $16.6 million during the third quarter of 2009. Biologic and spine revenue increased 7% to $6.5 million from $6.1 million in the same quarter last year. Our other products segment sales turned around with a healthy growth increase of 13% to $6.3 million from $5.5 million a year ago,” Petty said.

Exactech President David Petty said, “U.S. sales increased 15% to $30.2 million in the quarter compared to $26.3 million in the third quarter of 2008. International sales for the third quarter increased 5% to $12.2 million compared to $11.6 million a year ago. International sales represented 29% of total sales compared with 31% in the same quarter last year.”

Chief Financial Officer Jody Phillips said, “Gross margin percentage for the quarter improved to 64.0% compared to 63.9% for the comparable quarter last year. Total operating expenses in the quarter were $22.7 million, up 12% from $20.3 million in the comparable quarter last year. General and administrative expenses decreased 6%, sales and marketing expenses increased 13% and research and development expenses increased 41% compared to the third quarter of 2008. We also significantly improved the balance sheet during the quarter reducing our total debt to $17.4 million as of the end of the third quarter compared to $23.2 million at the end of the second quarter”.

Looking forward, Exactech increased its revenue targets for 2009 in the range of $171 million to $174 million and now targets diluted earnings per share for the year 2009 in the range of $1.00 to $1.02. For the fourth quarter ending December 31, 2009, the company targets revenue in the range of $42 million to $45 million and diluted earnings per share in the range of $0.22 to $0.24. These EPS target ranges exclude the impact of DOJ inquiry costs. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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EXACTECH INC.

The company will hold a conference call on Wednesday, October 28 at 10:00 a.m. Eastern. To participate in the call, dial 1-877- 941-1429 any time after 9:50 a.m. Eastern on October 28. International and local callers should dial 1-480-629-9666. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00006BC4 A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/00006BC4.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) September 30,	(audited) December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,328	$3,285
Accounts receivable, net of allowances of $907 and $1,006	31,729	31,750
Prepaid expenses and other assets, net	2,726	2,193
Income taxes receivable	453	359
Inventories	59,107	61,866
Deferred taxes	1,664	1,119

Total current assets	99,007	100,572

PROPERTY AND EQUIPMENT:
Land	1,897	1,231
Machinery and equipment	24,091	21,528
Surgical instruments	44,923	38,012
Furniture and fixtures	2,991	2,746
Facilities	15,537	13,551
Projects in process	772	2,221

Total property and equipment	90,211	79,289
Accumulated depreciation	(37,680)	(32,950)

Net property and equipment	52,531	46,339

OTHER ASSETS:
Deferred financing and deposits, net	1,177	1,594
Other investments	—	1,387
Product licenses and designs, net	5,520	3,382
Customer relationships, net	2,040	2,418
Patents and trademarks, net	2,135	2,272
Goodwill	9,850	9,556

Total other assets	20,722	20,609

TOTAL ASSETS	$172,260	$167,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,140	$13,065
Income taxes payable	957	242
Accrued expenses and other liabilities	8,102	7,067
Current portion of long-term debt	1,183	1,415

Total current liabilities	22,382	21,789

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,348	835
Line of credit	10,723	14,802
Long-term debt, net of current portion	5,521	7,610
Other long-term liabilities	546	869

Total long-term liabilities	19,138	24,116

Total liabilities	41,520	45,905

SHAREHOLDERS’ EQUITY:
Common stock	128	127
Additional paid-in capital	52,767	51,223
Accumulated other comprehensive loss, net of tax	(1,272)	(1,019)
Retained earnings	79,117	71,284

Total shareholders’ equity	130,740	121,615

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$172,260	$167,520

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
NET SALES	$42,363	$37,934	$128,969	$121,420

COST OF GOODS SOLD	15,269	13,708	46,111	44,830

Gross profit	27,094	24,226	82,858	76,590

OPERATING EXPENSES:
Sales and marketing	13,267	11,775	40,942	37,343
General and administrative	4,353	4,630	13,899	12,875
Research and development	2,932	2,086	8,492	7,028
Depreciation and amortization	2,131	1,800	6,643	5,412

Total operating expenses	22,683	20,291	69,976	62,658

INCOME FROM OPERATIONS	4,411	3,935	12,882	13,932

OTHER INCOME (EXPENSE):
Interest income	1	6	11	9
Other income	17	—	31	485
Interest expense	(168)	(210)	(555)	(809)
Foreign currency exchange gain (loss)	128	(23)	136	(75)

Total other expenses	(22)	(227)	(377)	(390)

INCOME BEFORE INCOME TAXES	4,389	3,708	12,505	13,542

PROVISION FOR INCOME TAXES	1,649	1,571	4,672	5,461

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	2,740	2,137	7,833	8,081

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	—	—	(98)

NET INCOME	$2,740	$2,137	$7,833	$7,983

BASIC EARNINGS PER SHARE	$0.21	$0.17	$0.61	$0.65

DILUTED EARNINGS PER SHARE	$0.21	$0.16	$0.61	$0.63

SHARES - BASIC	12,788	12,672	12,758	12,191

SHARES - DILUTED	12,922	13,158	12,874	12,657

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,740	$2,137	$7,833	$7,983
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	845	1,205	3,445	2,214
Income tax benefit	(321)	(477)	(1,309)	(877)

	524	728	2,136	1,337

Adjusted net income - excluding DOJ related expense	$3,264	$2,865	$9,969	$9,320

Diluted earnings per share	$0.21	$0.16	$0.61	$0.63
Adjustment of DOJ related expenses, net	0.04	0.06	0.16	0.11

Adjusted diluted earnings per share	$0.25	$0.22	$0.77	$0.74

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EXACTECH INC.